UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 7, 2013

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 7, 2013, Henrik Hoeffner, our Chief Marketing Officer, resigned his position with the Company after seven years of service. Clark Hickock, our Chief Executive Officer, has been increasingly active in our key customer relationships and has assumed Mr. Hoeffner’s management responsibilities. The sales executives for each of our four key regional markets now report directly to Mr. Hickock.

The resignation resulted in a termination of the Employment Agreement with Mr. Hoeffner dated June 7, 2012. We have reached an agreement with Mr. Hoeffner to provide advisory consulting services to transition key accounts and advance key strategic opportunities.

We issued a press release announcing the resignation dated June 13, 2013. A copy of that press release is filed as Exhibit 99.1 and incorporated by reference into this report.

Item 8.01. Other Events

We announced in our June 13, 2013 press release that we are anticipating a weak second quarter due to slower demand in Europe, product launches in Africa that were delayed to the second quarter as a result of warranty issues, and a slower than expected rollout of our new products in 2013. We believe that revenues for the second quarter will fall substantially below first quarter revenues of $10.1 million, and may be as low as $2 million.

Our quarterly revenues have always been subject to volatility based on the timing of large orders. The transition to our next generation product lines is moving slower than anticipated, but we will work through these issues and expect our performance to return to historic levels later in 2013. Despite what looks like a very weak second quarter, we are continuing to receive positive feedback from our customers about our new product lines, and expect that the second half of the year will show improved sales and results of operations.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press release issued on June 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2013	Axesstel, Inc.

	By:	/s/ Patrick Gray
	Name:	Patrick Gray
	Title:	Chief Financial Officer